Exhibit 10.27

STOCK BONUS PLAN ASSUMPTION AGREEMENT

This Stock Bonus Plan Assumption Agreement (this “Agreement”) is entered into as of this              day of                         , 2004 (the “Effective Date”), by and between the Earle M. Jorgensen Company, a Delaware corporation (the “Company”) and Wells Fargo Bank and Trust Company, the trustee (the “Trustee”) of that certain Earle M. Jorgensen Employee Stock Ownership Trust, established May 3, 1990, as amended (the “Trust”), to facilitate administration of the Amended and Restated Employee Stock Ownership Plan of Earle M. Jorgensen Holding Company, Inc. (“Holding”), effective as of April 1, 2001, as amended (the “Stock Bonus Plan”), on behalf of participants of the Stock Bonus Plan (collectively, the “Participants”);

WHEREAS, in connection with a financial restructuring transaction (the “Merger and Reorganization”), Holding has agreed to be merged into EMJ Metals LLC, with EMJ Metals LLC surviving and Holding ceasing to exist, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated as of December 18, 2003 by and among Holding, the Earle M. Jorgensen Company, EMJ Metals LLC and certain of Holding’s stockholders (the “Merger Agreement”);

WHEREAS, Section 4.4 of the Merger Agreement provides that at the time the merger becomes effective (the “Effective Time”), the Stock Bonus Plan shall be assumed by the Company and shall continue in full force and effect until amended or changed in the manner provided by the provisions of the Stock Bonus Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the parties set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	The Company (a) assumes the Stock Bonus Plan and (b) agrees to perform, from and after the Effective Time, as a direct obligation of the Company, all of the obligations and liabilities of Holding with respect to the Stock Bonus Plan.

2.	The rights of Participants in the Stock Bonus Plan shall not be materially changed as a consequence of the Merger and Reorganization, except for the conversion of the shares of Holding capital stock into Company common stock pursuant to the merger.

3.	The Trust, all agreements underlying the Trust and the responsibilities of the Trustee with respect to the Trust, the Stock Bonus Plan and the Participants shall (a) remain unchanged, (b) continue in full force and effect and (c) continue to apply in the same manner and scope and with the same applicability, following assumption of the Stock Bonus Plan by the Company, as was the case immediately prior to the Effective Time when the Stock Bonus Plan operated as a plan of Holding.

4.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.	This Agreement may be executed in any number of counterparts, each of which may be deemed an original but all of which together shall constitute one of the same instrument.

6.	This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware and the Employee Retirement Income Security Act of 1974, as amended, without giving effect to principles of conflicts of law.

7.	If any party hereto commences any action or proceeding against any other party hereto arising our of or in connection with this Agreement, the prevailing party or parties shall be entitled to recover from the other party or parties in such action or proceeding its reasonable attorneys’ fees and costs of suit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Bonus Assumption Agreement has been executed and delivered on the date first above written.

EARLE M. JORGENSEN COMPANY

By:

Name:

Title:

WELLS FARGO BANK AND TRUST COMPANY

By:

Name:

Title:

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